Exhibit 4.1

EXECUTION COPY

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED THEREBY.

Original Issue Date: May 28, 2020

Principal Amount: $354,781.02

SECURED PROMISSORY NOTE

DUE June 30, 2020

THIS SECURED PROMISSORY NOTE is a duly authorized and validly issued Secured Promissory Notes of DPW Holdings, Inc., a Delaware corporation (the “Company”), having its principal place of business at 201 Shipyard Way, Newport Beach, CA 92663, designated as its Secured Promissory Note due June 30, 2020 (this “Note”).

FOR VALUE RECEIVED, the Company promises to pay to the order of [●] or its registered assigns (the “Holder”), the principal sum of $354,781.02 on June 30, 2020 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1.          Definitions. The following word and terms shall have the following meanings or meanings set forth in the Securities Purchase and Exchange Agreement between the parties dated the date of this Secured Promissory Note (the “Agreement”):

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X for purposes of this definition) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

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“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Class A common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Section 4(a).

“Mandatory Default Amount” means the payment of one hundred thirty percent (130%) of the outstanding principal amount of this Note and accrued and unpaid interest hereon, in addition to the payment of all other amounts, costs, and expenses due in respect of this Note.

“New York Courts” shall have the meaning set forth in Section 5(d).

“Note Register” shall have the meaning set forth in Section 2(b).

“Option Value” means the value of a Common Stock Equivalent based on the Black Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Common Stock Equivalent, if the issuance of such Common Stock Equivalent is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Common Stock Equivalent if the issuance of such Common Stock Equivalent is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Common Stock Equivalent as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Common Stock Equivalent if the issuance of such Common Stock Equivalent is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Common Stock Equivalent if the issuance of such Common Stock Equivalent is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest VWAP of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Common Stock Equivalent and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Common Stock Equivalent is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Common Stock Equivalent if the issuance of such Common Stock Equivalent is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

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“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities” means this Note and the Common Stock issuable pursuant hereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any subsidiary of the Company.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; or any level of the OTC Markets operated by OTC Markets Group, Inc. (or any successors to any of the foregoing).

“Transaction Documents” means this Note, the Security Agreement, the Guaranty, the Option, and the Lock-Up Agreement entered into by and among the Company, the Holder and each of the respective parties thereto, all dated of even date herewith.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, 80% of the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices), (b) if no volume weighted average price of the Common Stock is reported for the Trading Market, 80% of the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, 80% of the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority of the outstanding principal amount of the Notes then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2.          Interest and Amortization.

(a)       Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate principal amount of this Note at the rate of twelve percent (12%) per annum. Accrued and unpaid interest shall be due and payable on the Maturity Date.

(b)       Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

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(c)       Voluntary Prepayment. So long as no Event of Default, as defined herein, has occurred and is continuing, at any time upon ten (10) days written notice to the Holder, the Company may prepay any portion of the principal amount of this Note, any accrued and unpaid interest, and any other amounts due under this Note. If the Company exercises its right to prepay the Note, the Company shall make payment to the Holder of an amount in cash equal to the sum of the then outstanding principal amount of this Note and any accrued and unpaid interest.

Section 3.          Registration of Transfers and Exchanges.

(a)       Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Note of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b)       Investment Representations. By its receipt of this Note, the Holder agrees that it has made the representations to the Company set forth in Exhibit A.

(c)       Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.          Events of Default.

(a)       “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)       any default in the payment of (A) the principal amount of this Note or (B) interest, and other amounts owing to the Holder of this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default is not cured within thirty (30) days;

(ii)       the Company shall fail to observe or perform any other covenant, provision, or agreement contained in this Note which failure is not cured, if possible to cure, within the earlier to occur of (A) ten (10) Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) ten (10) days after the Company has become or should have become aware of such failure;

(iii)      a material default or material event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents;

(iv)      except as otherwise specifically provided in this Section 4(a) any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto, any other agreement, contract, lease, document or instrument to which the Company or any Subsidiary is obligated (including those covered by clause (vi) below), or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

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(v)       the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

(vi)      the Company or any Subsidiary shall default on any of its obligations under the Agreement, any note, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $10,000 whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii)     the Company does not meet the current public information requirements under Rule 144, which failure is not cured, if possible to cure, within ten (10) days after the expiration of the applicable grace period permitted under Rule 12b-25 of the Exchange Act, further provided that the Company files a Form 12b-25 for the relevant report required to meet the current public information requirements under Rule 144;

(viii)    the Company or any Subsidiary shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties; (B) admit in writing its inability to pay its debts as they mature; (C) make a general assignment for the benefit of creditors; (D) be adjudicated as bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country; or (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (F) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(ix)       if any order, judgment or decree shall be entered, without the application, approval or consent of the Company or any Subsidiary, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Company or any Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ten (10) days;

(x)       the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Company or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $50,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within ten (10) days after the date thereof; or

(xi)       any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of ten (10) days;

(xii)     the Common Stock is delisted from or ceases to trade on the NYSE American unless it is listed on the New York Stock Exchange or any market of the Nasdaq Stock Market in the definition of Trading Market;

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(xiii)     Glendale Securities, Inc. gives the Holder notice that the lock-up agreement concerning 1,110,000 of Redcat Holdings, Inc. common stock is not enforceable or that it will permit the Company to sell the common stock to which it relates, which default is not cured within ten (10) days;

(xiv)    the Commission suspends trading of the Common Stock;

(xv)     the Company fails to use the proceeds in the manner disclosed by the Company to the Holder;

(xvi)    the Company fails to timely effect an exchange of the Note pursuant to Section 6(e);

(xvii)   the Company breaches any of the other covenants contained in this Note; or

(xviii)  the Company fails to pay this Note within 48 hours of the Company receiving at least $2 million in proceeds from the issuance of indebtedness or any securities any other party.

(b)      Remedies Upon Event of Default. If any Event of Default occurs, then the outstanding principal amount of this Note at the Mandatory Default Amount, plus accrued but unpaid interest, and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable. After the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an additional interest rate equal to the lesser of one and one-half percent (1.5%) per month (eighteen percent (18.0%) per annum) or the maximum rate permitted under applicable law. Upon the payment in full of the Note, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (other than the Holder’s election to declare such acceleration), and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 4(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(c)       Effect of an Event of Default. Provided that Exchange Approval has been obtained, then upon the occurrence of an Event of Default, all sums due under this Note may at the option of the Holder be convertible at the VWAP for the five prior Trading Days measured as of the time the Holder gives notice of its election to make the Note convertible. In no event shall the conversion price be lower than the floor price of any conversion or exercise price of any securities issued to Esousa Holdings LLC, its affiliates or assigns.

(d)       Subsequent Equity Sales.

(1)       If, at any time, for so long as the Note or any amounts accrued and payable thereunder remain outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the Conversion Price then in effect (such lower price, the “Base Conversion Price” and each such issuance or announcement a “Dilutive Issuance”), then the Conversion Price shall be immediately reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.

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(2)       If any Common Stock Equivalent is amended or adjusted, and such price as so amended shall be less than the Conversion Price in effect at the time of such amendment or adjustment, then the Conversion Price shall be adjusted upon each such issuance or amendment as provided in this Section 5(d). In case any Common Stock Equivalent is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Common Stock Equivalents will be deemed to have been issued for the Option Value of such Common Stock Equivalents and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any shares of Common Stock or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the amount of such consideration received by the Company will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the VWAP of such public traded securities on the date of receipt. If any shares of Common Stock or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock or Common Stock Equivalents, as the case may be.

(3)       If the holder of Common Stock or Common Stock Equivalents outstanding on the Original Issue Date or issued after the Original Issuance Date shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price then in effect, such issuance shall be deemed to have occurred for less than the Conversion Price on such date and such issuance shall be deemed to be a Dilutive Issuance.

(4)       The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4(d), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the notice of conversion.

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(6)       The provisions of this Section 4(b) shall apply each time a Dilutive Issuance occurs after the Original Issue Date for so long as the Note or any amounts accrued and payable thereunder remain outstanding, but any adjustment of the Conversion Price pursuant to this Section 4(d) shall be downward only. Notwithstanding the foregoing, no adjustment will be made under this Section 4(d) in respect of an Exempt Issuance.

Section 5.          Miscellaneous.

(a)       Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Company at 201 Shipyard Way, Newport Beach, CA 92663, or Todd@Dpwholdings.com or such other address, or email address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 5(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address, or address of the Holder appearing on the books of the Company, or if no such email address, or address as follows: [●], or at [●]. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address set forth in this Section 5(a) prior to 12:00 p.m. (New York City time) on any date, (ii) the next day after the date of transmission, if such notice or communication is delivered via email at the email address set forth in this Section 5(a) later than 12:00 p.m. (New York City time) on any date, (iii) the second day following the date of transmission, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)       Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and accrued interest and other sums due on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(c)       Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d)       Governing Law; Exclusive Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts New York County, New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.

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Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)       Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(f)       Amendments. The prior written consent of 50.1% in interest of the Holders, which shall be calculated based on the principal amount of all Notes outstanding at the time of such consent, shall be required for any change or amendment to the Notes.

(g)       Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(h)       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.

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The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(i)       Payment of Collection, Enforcement and Other Costs. If (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the reasonable and documented out-of-pocket costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

(j)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.          Covenants.

(a)	Within three business days, the Company shall reserve 500,000 shares of its Common Stock (subject to equitable adjustment for stock dividends, stock splits, combinations and similar events) (the “Shares”) in favor of the Holder with its transfer agent which reservation shall remain until issuance of the Shares or payment of this Note.

(b)	Upon the Holder declaring this Note in default, the Company shall promptly seek approval of its principal trading market, if required, and as soon as practicable issue the Shares to the Holder and deliver the Shares to the Holder as requested by it.

(c)	Upon receipt of the notice of default, the Company shall file a Registration Statement on Form S-3 if it is eligible to use that form or Form S-1 registering the public sale by the Holder of the Shares.

(d)	Upon the Holder receiving full payment of all sums due under this Note, it shall cease selling any Shares and return the unsold Shares to the Company for cancellation.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

DPW HOLDINGS, INC.

By:
Name: Milton C. Ault III
Title: Chief Executive Officer

Email Address: for delivery of Notices:
Todd@DPWHoldings.com

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EXHIBIT A

Representations and Warranties of the Holder

The Holder, for itself and for no other Holder, hereby represents and warrants to the Company as follows (unless as of a specific date therein in which case they shall be accurate as of such date):

(a)       Organization; Authority. The Holder is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Note and otherwise to carry out its obligations thereunder. The receipt of the secured promissory note to which this Exhibit is attached (the “Note”) and performance by the Holder of the transactions contemplated thereby has been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Holder.

(b)       Own Account. The Holder understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Holder’s right to sell the Securities in compliance with applicable federal and state securities laws). The Holder is acquiring the Securities hereunder in the ordinary course of its business.

(c)       Holder Status.  At the time the Holder was offered the Securities, it was, and as of the date hereof it is, it will be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

(d)       Experience of the Holder. The Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Holder is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)        General Solicitation. The Holder is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

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(f)        Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Holder has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Holder, executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Holder first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Holder that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Holder’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Holder’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, the Holder has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

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